Exhibit 4.1

                                 AMENDMENT NO. 1
                                       TO
                            STOCK PURCHASE AGREEMENT


      This Agreement of Amendment is made this 8th day of January 2006 by and between Biophan Technologies, Inc. a corporation organized under the laws of the State of Nevada, with its principal offices at 150 Lucius Gordon Drive, Suite 215, West Henrietta, New York 14586 (the "Company"), and SBI Brightline XI, LLC, a California limited liability company with its principal offices at 610 Newport Center Drive, Suite 1205, Newport Beach, California 92660 (the "Purchaser").

      Reference is made to that certain Stock Purchase Agreement dated as of the 27th day of May 2005 by and between the Company and the Purchaser (the "Stock Purchase Agreement").

      Whereas the Company and the Purchaser desire to remove from the Stock Purchase Agreement any ambiguity regarding the date and time at which the Purchaser is obligated to purchase Tranche Shares (as such term is defined in the Stock Purchase Agreement) and to make clear that the Tranche Closing Dates (as such term is defined in the Stock Purchase Agreement), once determined by the Company are not subject to negotiation between the Company and the Purchaser.

      Now therefore, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Purchaser hereby agreed that Section 3.1 of the Purchase Agreement be and hereby is amended by deleting from the first sentence thereof the words "unless the Company and the Purchaser have mutually agreed on a different time or date with respect to such Closing" so that, as so amended, Section 3.1 shall read in its entirety as follows:

      3.01 Subject to the satisfaction or waiver of the conditions precedent set forth in Sections 3.2 and 3.3, the closing of a purchase of Tranche Shares by the Purchaser pursuant to this Agreement (each, a "Closing") shall occur at 10:00 a.m. on the date specified in the Election Notice delivered by the Company with respect to such Tranche Shares (the time and date of the Closing of a particular Tranche is referred to herein as the "Tranche Closing Date"). Unless otherwise agreed by the Company and the Purchaser, each Closing shall occur at the offices of SBI, Newport Beach, California.

      Except as specifically amended hereby, the Stock Purchase Agreement shall remain in full force and effect without addition or alteration.

      In witness whereof, the Company and the Purchaser have executed this Agreement of Amendment as of the 8th day of January 2006.

BIOPHAN TECHNOLOGIES, INC.                  SBI BRIGHTLINE XI, LLC


By: /s/ Michael L. Weiner                   By: /s/ Shelly Singhal
    ------------------------------------        --------------------------------
    Michael L. Weiner                           Shelly Singhal
    Chief Executive Officer                     Managing Member